Exhibit 99.1

NEWS RELEASE

NUVASIVE ANNOUNCES SELECT PRELIMINARY UNAUDITED FULL YEAR 2016 FINANCIAL RESULTS AND 2017 OUTLOOK

•	Preliminary full year 2016 revenue of approximately $956 million; reflects 17.9% growth versus prior year, or 17.6% on a constant currency basis

•	Preliminary full year 2016 non-GAAP operating profit margin expected to be in line with guidance of 16.0%

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Company expects full year 2017 revenue of $1.065 billion, which includes approximately $10 million in year-over-year currency headwinds, and non-GAAP operating profit margin expansion of approximately 100 basis points versus full year 2016

SAN DIEGO, CA – January 9, 2017 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, today provided a financial performance update, including the announcement of select preliminary unaudited financial results for the full year ended December 31, 2016 and select financial performance guidance for the full year 2017.

“We are pleased to deliver stronger than expected preliminary results for 2016, demonstrating strength across all geographies, and are excited about our outlook for 2017,” said Gregory T. Lucier, chairman and chief executive officer of NuVasive. “We remain committed to our longer-term financial performance goals and strategic initiatives that are expected to drive the Company’s revenue growth and operating margin expansion targets, while continuing to transform healthcare with game-changing technologies.”

Full Year 2016 Preliminary Results

NuVasive anticipates full year 2016 revenue will be approximately $956 million, reflecting 17.9% year-over-year growth, or 17.6% on a constant currency basis. Full year 2016 pro forma revenue, assuming acquisitions are included in the Company’s financial results for the entire fiscal year, is expected to grow 8.7% on a constant currency basis. NuVasive anticipates preliminary fourth quarter 2016 revenue performance of approximately $265 million. Additionally, the Company expects full year 2016 non-GAAP operating profit margin will be in line with previous guidance of 16.0%.

Full Year 2017 Outlook

NuVasive expects full year 2017 revenue will be approximately $1.065 billion, reflecting 11.4% year-over-year growth, or 12.4% on a constant currency basis. Full year 2017 pro forma revenue, assuming acquisitions are included in the Company’s financial results for the entire fiscal year, is expected to grow 8.7% on a constant currency basis, in line with the high single-digit long-term organic revenue growth target that the Company communicated previously. Revenue guidance for the full year 2017 includes approximately $10 million in year-over-year currency headwinds. Additionally, NuVasive expects full year 2017 non-GAAP operating profit margin expansion of approximately 100 basis points compared to full year 2016.

NuVasive will provide detailed financial performance guidance for the full year 2017 when the Company announces its complete financial and operating results for its fourth quarter and the full year ended December 31, 2016, which is expected to be issued on February 9, 2017.

Non-GAAP Information

This news release refers to operating profit margin that is not calculated in accordance with GAAP. Non-GAAP operating profit margin excludes amortization of intangible assets, non-cash purchase accounting adjustments on acquisitions, business transition costs, CEO transition related costs, certain litigation charges significant one-time items, and non-cash interest expense and/or losses on repurchase of convertible notes. A reconciliation of GAAP operating margin and non-GAAP operating profit margin for the full year 2016 will be provided when the Company announces its complete financial results for the fourth quarter and full year ended December 31, 2016. Management also uses certain non-GAAP measures which are intended to exclude the impact of foreign exchange currency fluctuations. The measure constant currency is the use of an exchange rate that eliminates fluctuations when calculating financial performance numbers. Management calculates the non-GAAP financial measures provided in this news release excluding these costs and uses these non-GAAP financial measures to enable it to further and more consistently analyze the period-to-period financial performance of its core business operations. Management believes that providing investors with these non-GAAP measures gives them additional information to enable them to assess, in the same way management assesses, the Company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is a world leader in minimally invasive, procedurally-integrated spine solutions. From complex spinal deformity to degenerative spinal conditions, NuVasive is transforming spine surgery with innovative technologies designed to deliver reproducible and clinically proven surgical outcomes. NuVasive’s highly differentiated, procedurally-integrated solutions include access instruments, implantable hardware and software systems for surgical planning and reconciliation technology that centers on achieving the global alignment of the spine. With $811 million in revenues (2015), NuVasive has an approximate 2,200 person workforce in more than 40 countries around the world. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive's results to differ materially from historical results or those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Company’s expected financial results for the fourth quarter and full year 2016, financial projections for 2017 and longer-term financial and business goals. The Company’s estimated quarterly and annual financial results for 2016 are preliminary and subject to adjustment in the ongoing review and audit procedures by the Company’s external auditors. In addition, the Company’s projections for 2017 represent the Company’s initial estimates, and are subject to the risk of being inaccurate because of the preliminary nature of the forecasts, the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company's surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive's products (including the iGA™ platform), the Company's ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive's news releases and periodic filings with the Securities and Exchange Commission. NuVasive's public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com

Media Contact:

Stefanie Mazer

NuVasive, Inc.

858-320-5243

media@nuvasive.com